Exhibit 8.2

[Kirkland & Ellis LLP Letterhead]

July 22, 2011

optionsXpress Holdings, Inc.

311 W. Monroe St., Suite 1000

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to optionsXpress Holdings, Inc., a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) occurring pursuant to the Agreement and Plan of Merger, dated March 18, 2011 (the “Agreement”), by and among The Charles Schwab Corporation, a Delaware corporation (“Acquiror”), Neon Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

The Acquiror is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-4 (the “Registration Statement”) in connection with the Merger. If the Merger is consummated on the terms and subject to the conditions set forth in the Agreement, then Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. We have assumed for purposes of the opinion set forth below that the Merger will be effected in accordance with the General Corporation Law of the State of Delaware. The holders of shares of Company Common Stock will be entitled to receive for each share of Company Common Stock held by them, other than cash in lieu of a fractional share, the number of shares of Acquiror Common Stock as determined pursuant to the Agreement. In connection with this opinion, we have examined, and are familiar with: (i) the Agreement (including all exhibits and schedules attached thereto), (ii) the Registration Statement and (iii) such other presently existing documents, records and matters of law as we have deemed appropriate in order to enable us to render this opinion.

For purposes of the opinion set forth below, we have, solely as to factual matters and with the consent of Acquiror and the Company, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the Agreement. We also have relied, solely as to factual matters, upon the certificates of Acquiror and the Company (the “Certificates”). We have assumed that the Certificates are true and correct and will continue to be true and correct as of the Effective Time and thereafter and that the Merger will be consummated in accordance with the terms of the Agreement.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service and other administrative pronouncements, all as in effect on the date hereof, and subject to the qualifications, assumptions and limitations set forth therein, the discussion contained in the Registration Statement under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” represents our opinion as to such matters.

Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the IRS and there can be no assurance that contrary positions may not be asserted by the IRS. We express no opinion concerning any tax matter other than as described above.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,
/s/ Kirkland & Ellis LLP KIRKLAND & ELLIS LLP